Exhibit 8.2

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

October 7, 2021

Better Therapeutics, Inc.

548 Market Street, #49404

San Francisco, California 94104

Mountain Crest Acquisition Corp. II
311 West 43rd Street, 12th Floor
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Better Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company surviving, pursuant to that certain Merger Agreement, dated as of April 6, 2021, by and among Mountain Crest Acquisition Corp. II, a Delaware corporation (“Parent”), Merger Sub, a wholly owned subsidiary of Parent, and the Company, as amended on August 30, 2021 and September 27, 2021 (the “Merger Agreement”), each as described in the Registration Statement on Form S-4 filed by the Parent with the Securities and Exchange Commission today (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This opinion is being rendered in accordance with Section 1.12 of the Merger Agreement and pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order for us to render the opinion below. In our examination, we have assumed (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any Party), (ii) the Merger Agreement and the ancillary agreements thereto represent the entire understanding of Parent, the Company and Merger Sub with respect to the Merger, (iii) the statements concerning the transaction and the Parties thereto set forth in the Merger Agreement are true, correct and complete, (iv) the factual statements and representations made by the Company and Parent in their respective officer’s certificate delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct and complete as of the date hereof, (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “to the best knowledge of” any person (or similarly qualified) are true, correct and complete without such qualification, and (vi) the Company and Parent will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the assumptions described above are untrue for any reason or if the transaction is consummated in a manner different from the manner described in the Merger Agreement, our opinion as expressed below may be adversely impacted.

Better Therapeutics, Inc.

Mountain Crest Acquisition Corp. II

As of October 7, 2021

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as they are in effect and exist at the date of this opinion. We provide no assurance the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner that would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred above prove to be inaccurate, our opinion may change. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

Our opinion is limited to the U.S. federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to any transactions other than the Merger, or to the consequences of the Merger under any state, local or non-U.S. tax law. Our opinion is not binding on the IRS or any court. No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance the IRS will not take contrary positions or that a court would agree with our opinion if litigated.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the “Prospectus”) under the caption “Material U.S. Federal Income Tax Considerations of the Business Combination for BTX Stockholders”, insofar as it addresses the material U.S. federal income tax considerations of the Merger for beneficial owners of shares of the Company Common Stock and discusses matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, except as otherwise indicated, expresses our opinion as to the material U.S. federal income tax consequences applicable to such holders of Company Common Stock.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP